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                                                                      Exhibit 5





                                 April 17, 1998



Lincoln Electric Holdings, Inc.
22801 St. Clair Avenue
Cleveland, OH  44117

               Re: Registration of 49,512,614 Common Shares, no par value per share, of Lincoln Electric Holdings, Inc. under the Securities Act of 1933 in connection with the Agreement of Merger referred to below
                    -----------------------------------------------------------

 Ladies and Gentlemen:

                  We have acted as counsel for Lincoln Electric Holdings, Inc., an Ohio corporation ("HOLDING COMPANY"), in connection with the Agreement of Merger (the "AGREEMENT OF MERGER") to be entered into by and among Lincoln Electric Merger Co., an Ohio corporation ("MERGER CO."), The Lincoln Electric Company, an Ohio corporation ("LINCOLN"), and Holding Company. The Agreement of Merger, among other things, provides for (a) the merger of Merger Co. with and into Lincoln (the "MERGER") and, incident thereto, the conversion of each of the Common Shares, without par value, and Class A Common Shares, without par value, of Lincoln outstanding immediately prior to the Merger into two Common Shares, without par value, of Holding Company ("HOLDING COMMON SHARES"), and
 (b) the assumption by Holding Company of the obligations of Lincoln under grants of options for Class A Common Shares of Lincoln in connection with the settlement in April, 1996 of a class action litigation arising from an incentive plan of Lincoln (the "SETTLEMENT") pursuant to which Holding Company may issue or sell Holding Common Shares (the "LITIGATION SHARES") after the effective time of the Merger.

                  We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereon, but subject to the assumptions and qualifications set forth below, we are of the opinion that:

         1. The Holding Common Shares to be issued upon consummation of the Merger will be duly authorized and, upon the filings intended to effect the Merger in



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Lincoln Electric Holdings, Inc.
April 17, 1998
Page 2

                  accordance with the Agreement of Merger and the laws of the State of Ohio, will be validly issued, fully paid and nonassessable.

         2. The Litigation Shares will be, when issued or sold in accordance with the Agreement of Merger, the Settlement and the option agreements relating to the Settlement, duly authorized, validly issued, fully paid and nonassessable.

                  This opinion is subject to the following assumptions: (a) we have assumed that the Merger has been approved by the board of directors and shareholders of each of Holding Company, Merger Co. and Lincoln, (b) we have assumed that, as of the Effective Time (as defined in the Agreement of Merger), the articles of incorporation of Holding Company will be as set forth in the Restated Articles of Incorporation of Holding Company that appear as Annex B to the Prospectus (the "RESTATED ARTICLES OF INCORPORATION"), (c) we have assumed that the obligations of Lincoln under the Settlement and the Agreement of Merger to issue the Litigation Shares have been duly assumed by Holding Company, and (d) we have assumed that Holding Company will not authorize, issue or reserve for issuance a number of Holding Common Shares which, when added to the number of Holding Common Shares which are subject to this opinion, would exceed the maximum number of Holding Common Shares authorized pursuant to the Restated Articles of Incorporation.

                  We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-4 filed by you to effect registration of the Holding Common Shares under the Securities Act of 1933, as amended, and to the references to us under the caption "Item No. 2 - Reorganization -- Federal and Ohio Income Tax Consequences of the Merger, and -- Legal Matters" in the Prospectus constituting a part of such Registration Statement.


                                                     Very truly yours,


                                                     Jones, Day, Reavis & Pogue